Exhibit 10.5

STANDARD FORM OF RESTRICTED STOCK AGREEMENT

WAUSAU PAPER CORP.

2010 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

Agreement made as of _____________, 20___ (the “Date of Award”) between Wausau Paper Corp., a Wisconsin corporation with its principal place of business at Mosinee, Wisconsin (the “Corporation”), and ________________ (the “Grantee”) for the purpose of awarding Restricted Stock under the terms of the Wausau Paper Corp. 2010 Stock Incentive Plan (the “Plan”).

1.

Award.  Pursuant to the Plan and subject to the terms of this Agreement, the Corporation hereby awards __________ shares of Restricted Stock (the “Restricted Shares”) to the Grantee as of the Date of Award.  All Shares awarded by this Agreement shall remain subject to this Agreement until satisfaction of all conditions to vesting set forth in paragraph 4 as to all such Shares and an unrestricted certificate of stock has been issued to the Grantee in accordance with the provisions of paragraph 5.

2.

Construction and Definitions.  The award of Restricted Shares evidenced by this Agreement is subject to and shall be construed in accordance with the terms of the Plan which are explicitly made applicable to this Agreement and incorporated by this reference.  Unless otherwise defined, all terms used in this Agreement, when capitalized, have the same meaning as such terms are defined in the Plan and each such definition is hereby incorporated by this reference.  In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

3.

Transfer, Voting and Dividends.  The following restrictions shall apply to the Restricted Shares.

a.

Transfer.  During the period in which the Restricted Shares are subject to this Agreement the Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.

b.

Voting.  The Grantee shall have all voting rights associated with the Restricted Shares.

c.

Dividends.  During the period in which the Restricted Shares are subject to this Agreement, cash dividends on the Restricted Shares shall be deferred and held by or on behalf of the Company, without interest.  Dividends payable in Common Stock shall be paid in the form of Restricted Stock and held under this Agreement during the period in which the Restricted Shares are subject to this Agreement.  As promptly as reasonably possible upon satisfaction of all conditions to vesting set forth in paragraph 4, the Company shall make or cause to be made to Grantee a cash payment equal to the aggregate dividends, without interest thereon, that the Grantee would have received if the Grantee had owned all of the Restricted Shares free of this Agreement from the Date of Award until the date of satisfaction of such conditions to vesting.  All dividends with respect to Restricted Shares that are forfeited by the Grantee shall be forfeited and shall become the property of the Corporation.

4.

Restricted Shares.  Grantee hereby accepts the award of Restricted Shares and agrees to the following condition to vesting of such shares.

a.

Vesting Requirement.  The Restricted Shares shall vest on _________, 2____ provided Grantee is still employed by the Corporation on such date in the same position as he held on the Date of Award or a position of equal or greater responsibility with the Corporation.  Notwithstanding the foregoing, if Grantee incurs a Termination of Service due to death, Disability, or Retirement as defined in the Plan, prior to ________, 2___, he shall be fully vested in all Restricted Shares on the date of his Termination of Service.  Any Termination of Service prior to __________, 2___ for a reason other than death, Disability, or Retirement as defined in the Plan or any demotion prior to such date to a position of lesser responsibility with the Corporation than the position he held on the Date of Award shall result in Grantee’s forfeiture of all Restricted Shares.

b.

Termination for Cause.  Notwithstanding the fact that the Shares may otherwise be vested in whole or in part pursuant to the provisions of paragraph 4.a., if the Grantee’s Termination of Employment is for Cause, the Grantee shall forfeit all Restricted Shares subject to this Agreement.

5.

Issuance of Certificates.  Upon acceptance of this Agreement, the Company shall, in its discretion, cause the Restricted Shares to be issued in book entry form in the name of the Grantee or shall cause a certificate in the name of the Grantee evidencing the Restricted Shares to be issued.  The records of the transfer agent for the Common Stock shall reflect the restricted nature of such shares as provided in this Agreement and the Plan.  Any certificate which is issued to Grantee pursuant to the first sentence of this paragraph 5 shall bear a legend substantially to the following effect:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Wausau Paper Corp. 2010 Incentive Stock Plan and a Restricted Stock Agreement.  Copies of such Plan and Agreement are on file with the Secretary of the Corporation.”

As soon as reasonably possible upon the first to occur of (a) the satisfaction of all conditions to vesting as to all of the Restricted Shares subject to the award, and (b) the Grantee’s Termination of Service, the Corporation shall issue a replacement certificate in the name of the Grantee for all shares of Common Stock as to which the restrictions provided for in this Agreement and the Plan have lapsed and the shares represented by such certificate shall no longer be subject to this

Agreement.  The issuance or delivery of any certificate (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of the shares represented by such certificate and the Corporation shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

6.

Escrow and Deposit of Stock Certificate.  During the period in which the Restricted Shares are subject to this Agreement, the certificate representing the Shares shall be held in escrow by the Corporation.  As a condition of participation in the Plan and the effectiveness of this award, the Grantee shall execute a stock power in blank in a form furnished by the Corporation to provide for the cancellation of such certificate in the event of the forfeiture of the Restricted Shares evidenced thereby.

7.

Withholding of Tax.  To the extent that the receipt of the Restricted Shares or the satisfaction or lapse of any condition to vesting results in the recognition of income by the Grantee for federal, state, or local income tax purposes, Grantee shall deliver to the Corporation at the time of such receipt, satisfaction or lapse, as the case may be, such amount of money or, at the Grantee’s option (so long as the Committee does not object), shares of unrestricted Common Stock (or Restricted Shares that would otherwise be issued to Grantee as a result of the specific award) having a Fair Market Value equal to the amount determined by the Corporation to meet its withholding obligation under applicable tax laws or regulations with respect to such recognition (the “Required Withholding Amount”), and, if Grantee fails to do so, the Corporation is authorized to (a) reduce the award of Restricted Stock, (b) withhold from any shares of Common Stock (including any shares of Restricted Stock) to be issued to the Grantee, and (c) withhold from any cash remuneration then or thereafter payable to Grantee in order to satisfy the Grantee’s obligation to pay the Required Withholding Amount.

8.

Status of Stock.  Grantee agrees that the Common Stock to be issued pursuant to this Agreement and the Plan will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  Grantee also agrees (a) that the certificates representing the Restricted Shares may bear such legend or legends as the Corporation deems appropriate in order to assure compliance with applicable securities laws, (b) that the Corporation may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Corporation if such proposed transfer would be in the opinion of counsel satisfactory to the Corporation to constitute a violation of any applicable securities law, and (c) that the Corporation may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

9.

Employment Relationship.  Grantee understands and agrees that this Agreement does not constitute a contract of employment between the Corporation or any Subsidiary and it shall not affect the right of the Corporation or any present or future Subsidiary to terminate the employment of Grantee, with or without cause, at any time.

10.

Committee’s Powers.  No provision contained in this Agreement shall in any way terminate or modify, or be construed or interpreted as terminating or modifying, any of the powers, rights, or authority vested in the Committee.

11.

Governing Law.  This Agreement shall be governed by the internal laws of the State of Wisconsin without reference to the principles of conflicts of law.

12.

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Corporation and Grantee and their respective successors.

13.

Electronic Delivery.  By executing this Agreement, the Grantee hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Grantee pursuant to applicable securities laws) regarding the Corporation and its Subsidiaries, the Plan, and the Option, via the Corporation’s web site or other electronic delivery.

In Witness Whereof, the Corporation has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Grantee has executed this Agreement, all as of the date first above written.

WAUSAU PAPER CORP.

By:

As its

Grantee